Exhibit 99.1
        [GRAPHIC OMITTED]

                                   BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301
                                                            WILMINGTON, DE 19803


                                                          N E W S  R E L E A S E
        NYSE: GTI                                     CONTACT: Elise A. Garofalo
                                                  Director of Investor Relations
                                                                    302-778-8227

        GTI ANNOUNCES ORGANIZATIONAL CHANGES AND WORKFORCE REDUCTIONS AND
            RESTRUCTURING CHARGE AS PART OF COST SAVINGS INITIATIVES

                  Wilmington, DE- January 9, 2003- GrafTech International Ltd.
         (GTI) today announced organizational changes and workforce reductions and a restructuring charge as part of its cost savings programs.

                  Craig Shular, Chief Executive Officer of GTI, stated, "The business realignment and related management appointments we are announcing today will strengthen our efforts to aggressively build upon our advantaged production platform and accelerate commercialization opportunities of our proprietary graphite technologies. We have further refined the organization of our businesses, into three distinct lines of business (LOB), to better align GTI's production platform and resources with market opportunities, to increase productivity and to streamline our organizational structure."

         MANAGEMENT APPOINTMENTS AND ORGANIZATIONAL CHANGES

                  Scott C. Mason was named President, Graphite Power Systems, which now contains all of GTI's synthetic graphite businesses and primarily serves the steel and aluminum industries. The synthetic graphite LOB includes graphite electrodes, cathodes and all other advanced (synthetic) graphite products and services. Scott joined GTI in April 2000, and has held various senior management positions over the last three years. Before joining GTI, Scott served as Vice President - Supply Chain of Union Carbide Corporation.

                  "Scott's extensive supply chain experience and leadership in running our global businesses has positioned him extremely well for this opportunity," stated Shular.

                  John J. Wetula was named President, Advanced Energy Technology
         (AET), which contains GTI's natural graphite businesses and primarily serves the transportation, power generation, electronics and chemical industries. The natural graphite LOB includes fuel cell, electronic thermal management, industrial heat management and sealant products and services. John began his career with GTI in 1982 and has held various senior management positions in GTI's natural graphite businesses throughout his
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         career. Graftech Inc., GTI's natural graphite subsidiary, has been renamed Advanced Energy Technology Inc.

                  "John was instrumental in developing our strategic, long-term relationship with Ballard Power Systems and has played a central role in our other emerging natural graphite businesses. We have a high level of confidence in the commercialization of GTI's proprietary technologies and are committed to capitalizing on these growth opportunities," stated Shular.

                  Pieter J. Barnard was named President, Advanced Carbon Materials, which contains carbon-based products serving primarily the silicon metal and ferro-alloy industries. The advanced carbon materials LOB includes carbon refractories and carbon electrodes. Pieter joined our South African subsidiary in 1972 and was most recently Vice President, Graphite Power Systems.

                  "Pieter brings extensive manufacturing and business experience to this position," stated Shular.

                  The realignment of GTI's businesses and the management appointments, reporting directly to the Chief Executive Officer, are effective immediately.

         COST SAVINGS AND RESTRUCTURING CHARGE

                  In conjunction with this realignment and as part of GTI's previously announced $80 million major cost savings plan, GTI has announced voluntary and selective severance programs. These programs are designed to compliment GTI's global work process and organizational redesign. Since 1998, GTI has reduced its global workforce by approximately 1,600 employees or 30 percent. The voluntary and selective severance programs are expected to result in the reduction of up to an additional 200 employees, representing 5 percent of the global workforce. The voluntary severance program requires election by eligible participants by March 31, 2003. These programs may require up to $14 million of restructuring charges throughout 2003, approximately $7 million of which is expected to be cash. The estimated benefits from these programs are $6 million in 2003 and $12 million in each of 2004 and 2005 and are part of GTI's previously announced $30 million, $60 million and $80 million recurring cost saving targets in 2003, 2004 and 2005, respectively.

         OTHER ITEMS

                  The expected early retirement of several senior managers in 2003 may require additional charges and pension funding over the next twelve months. If lump-sum payouts are elected by these senior managers, under GTI's non-qualified defined benefit plan, it would result in an additional charge of approximately $6 million. The Company would also be required to increase the funding of these previously earned benefits. The Company intends to contribute approximately $8 million of GTI common stock to the non-qualified defined benefit plan over the next twelve months.
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                  GrafTech International Ltd. is one of the world's largest
         manufacturers and providers of high quality natural and synthetic graphite and carbon based products and services, offering energy solutions to industry-leading customers worldwide engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We have 13 manufacturing facilities in 7 countries and are the leading manufacturer in all of our major product lines. We produce graphite electrodes that are consumed primarily in the production of steel in electric arc furnaces, the steel making technology used by all "mini-mills," and for refining steel in ladle furnaces. We also produce carbon electrodes that are consumed in the manufacture of silicon metal and cathodes that are used in the production of aluminum. In addition, we develop and manufacture natural graphite for use in materials and components for proton exchange membrane fuel cells and fuel cell systems, thermal interface products for computer, communications and other applications, fire retardant products for transportation applications and building and construction materials applications, industrial thermal management products for high temperature process applications, and conductive products for batteries and supercapacitor power storage applications. GRAFCELL(TM), GRAFGuard ., GRAFOIL(R), GRAFSHIELD . and eGraf(TM) are our trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftechinternational.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777 or visit its website at www.graftech.com. For additional information on our High Tech High Temp business unit, call 216-676-2100 or visit its website at www.HT2.com.
                  NOTE: This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as growth opportunities, product and technology development and commercialization, implementation of benefit plan closures, organizational changes, management appointments and workforce reductions as well as benefits therefrom. We have no duty to update such statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include risks generally encountered in connection with workforce reductions, changes in business organizations and commercial launch and acceptance of new products, as well as risks associated with changes in governmental policies and decisions, the occurrence of unanticipated events or circumstances relating to research, development and collaboration activities, changes in interest rates, changes in strategic plans or programs, decisions by retirees, changes in global or regional economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in our filings with the SEC as well as future decisions by us.